Exhibit 10.2

December 2, 2014

Michael D. Step

P.O. Box 676061

Rancho Santa Fe, CA 92067

Dear Michael:

On behalf of the Board of Directors of Ritter Pharmaceuticals, Inc. (the “Company”) (the “Board”), I am pleased to extend an offer of employment to you to serve as the Chief Executive Officer of the Company. As Chief Executive Officer, you will have the duties, authorities and responsibilities commensurate with such position and will report directly to the Board. For so long as you serve as Chief Executive Officer, you will also serve as a member of the Board. Your employment with the Company commenced on October 1, 2014 (the “Commencement Date”).

Compensation

Base Salary: You will receive an annual base salary of $360,000.00 paid semi-monthly in accordance with the Company’s payroll practice.

Stock Options:

(a)    As of the date hereof, you will be granted three options to purchase shares of the Common Stock of the Company (the “Common Stock”) at an exercise price of $0.82 per share.

(b)    The first option (the “First Option”) will be to purchase 4,622,741 shares of the Common Stock of the Company (the “Common Stock”). The second option (the “Second Option”) will be to purchase 524,646 shares of the Common Stock. The First Option and the Second Option will each be immediately exercisable in full, with 44/48ths of the total number of shares covered by each option to be subject to a right of repurchase by the Company upon termination of your employment with the Company for any reason. The right of repurchase under the First and Second Option will lapse over a period of forty-four months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon the occurrence of any of the events set forth in Sections 3 (Termination Without Cause or by Executive With Good Reason) and 4 (Change in Control Termination) of the Executive Severance & Change in Control Agreement (as hereinafter defined).

(c)    The third option (the “Third Option”) will be to purchase a number of shares of the Common Stock as determined in this clause (c) at an exercise price of $0.82 per share. The Third Option will only become exercisable if on or before the first anniversary of the Commencement Date the Company has raised a minimum of Fifteen Million Dollars ($15,000,000.00) in one or more public and/or private equity financing transactions during the prior twelve (12) month period (a “Qualified Financing”). In the event the Company closes a Qualified Financing, the Third Option will become immediately exercisable for such number of shares of Common Stock as will, together with the shares subject to the First Option, represent seven and one-half percent (7.5%) of the shares of Common Stock deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the Third Option. In the event the Company does not close a Qualified Financing on or before the first anniversary of the Commencement Date, the Third Option will terminate in its entirety and be of no further force or effect. Seventy-five percent (75%) of the shares subject to the Third Option will be subject to a right of repurchase by the Company upon termination of your employment with the Company for any reason. The right of repurchase will lapse with respect to 1/36th of the total number of shares of subject to the right of repurchase on first day of each month following the date on which the

Michael D. Step
December 2, 2014

Third Option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon the occurrence of one or more of the events set forth in Sections 3 (Termination Without Cause or by Executive With Good Reason) and 4 (Change in Control Termination) of the Executive Severance & Change in Control Agreement (as hereinafter defined).

(d)    Each of the options will be evidenced by the Company’s standard form of Stock Option Agreement. Any shares of the Common Stock issued upon exercise of the options will be subject to a right of first refusal in favor of the Company and certain restrictions on transfer, which will be set forth in an Optionee Restriction Agreement to be entered into between the Company and you.

Severance:     On the Commencement Date, you and the Company will execute an Executive Severance & Change In Control Agreement, substantially in the form attached hereto as Exhibit “A” (the “Executive Severance & Change in Control Agreement”).

Benefits

You will be entitled to receive all employee benefits that the Company customarily makes available to employees in positions comparable to yours. You will be entitled to four (4) weeks of vacation annually. Additionally, you will be eligible to receive equity award grants pursuant to the terms of the Company’s equity compensation plans.

Patent, Copyright and Non-Disclosure Agreement

On the Commencement Date, you will execute the Company’s standard form of non-disclosure-confidentiality-non-circumvention agreement.

Governing Law

The validity, interpretation, construction and performance of the provisions of this offer letter will be governed by the laws of the State of California without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this offer letter nor any statement made by the Company or its parent, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this offer letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

Michael D. Step
December 2, 2014

To indicate your acceptance of this offer of employment, please sign and return the enclosed copy of this offer letter to me by December 10, 2014.

Sincerely,

/s/ Andrew Ritter
Name: Andrew Ritter
Title: President

ACCEPTED:

/s/ Andrew Ritter
Executive

Dec. 10, 2014
Date

Exhibit A